                                                                    Exhibit 99.1


                 CROSS TIMBERS OIL ANNOUNCES RECORD CASH FLOW
                     AND GAS PRODUCTION FOR THIRD QUARTER

     FORT WORTH, TX (October 25, 2000) - Cross Timbers Oil Company (NYSE-XTO) today announced record third quarter cash flow from operations, before changes in operating assets and liabilities and exploration expense, of $94 million or
$1.35 per share.   Cash flow increased 136% from third quarter 1999 cash flow of
$39.8 million or 54 cents per share. Third quarter gas production averaged a record 342 million cubic feet per day, an 18% increase from third quarter 1999 daily production of 289 million cubic feet. Long-term debt decreased $64 million during the third quarter to $928 million at September 30, 2000.

     Earnings available to common stock for the quarter, before change in derivative fair value, non-cash stock incentive compensation and loss on asset sales, were $41.2 million, or 59 cents per share. Earnings for the quarter were $31.4 million after recording after-tax charges of $5.6 million for loss in the fair value of certain derivatives related to the Company's hedging activities, $3.8 million in non-cash stock incentive compensation and $400,000 for losses on asset sales. In the third quarter of 1999, the Company reported earnings available to common stock, before after-tax gains on asset sales, of $8.3 million, or 11 cents per share.

     Total revenues for the quarter were $160.5 million, a 68% increase over third quarter 1999 revenues of $95.3 million. Operating income for the quarter was $68.9 million, a 108% increase from third quarter 1999 operating income of $33.1 million.

     "We are exceptionally pleased with the results of this quarter," stated Bob
R. Simpson, Chairman and Chief Executive Officer. "We have seen strong internal production growth this year as a result of our intensive development programs in East Texas, San Juan Basin and Arkoma. This, in conjunction with

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

Page 2 - Cross Timbers Oil Announces Record Cash Flow and Gas Production for
         Third Quarter

strong commodity markets, provided record cash flow in the third quarter which reduced debt $64 million - about $5 million per week.

     "Cross Timbers is committed to a stronger balance sheet while continuing to grow production," Simpson continued.

     "Our development program continues to exceed expectations and define a future of continued year-to-year volume growth," added Steffen E. Palko, Vice Chairman and President.

     Third quarter gas production averaged 342 million cubic feet per day, an 18% increase from third quarter 1999 daily production of 289 million cubic feet. Natural gas liquids production for the quarter averaged 4,608 barrels per day, a 24% increase from the prior year quarter production of 3,730 barrels per day. Third quarter oil production averaged 12,650 barrels per day, a 4% decline from the prior year quarter. Increased gas and natural gas liquids production is primarily attributable to the Company's development activity and 1999 property acquisitions, partially offset by property sales. Decreased oil production is primarily related to property sales, partially offset by acquisitions and development.

     The average gas price for the quarter was $3.68 per thousand cubic feet
(Mcf), a 59% increase from the third quarter 1999 average price of $2.32 per Mcf. The third quarter average oil price increased 56% to $30.03 per barrel from last year's third quarter average price of $19.28 per barrel. Natural gas liquids prices averaged $19.63 per barrel for the quarter, a 44% increase from the 1999 quarter average price of $13.64 per barrel.

     For the first nine months of 2000, cash flow from operations was $207.4 million or $2.95 per share, a 153% increase from $81.9 million or $1.18 per share for the 1999 period. The Company reported earnings available to common stock of $65.4 million, or 93 cents per share, compared with earnings of $39.3 million or 57 cents per share for the same 1999 period. Excluding after-tax, non-cash stock incentive compensation and gains and losses on asset sales and the fair value of certain derivatives

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Page 3 - Cross Timbers Oil Announces Record Cash Flow and Gas Production for
         Third Quarter

related to the Company's hedging activities, earnings were $72.8 million or $1.04 per share for the first nine months of 2000, compared with earnings of $2.6 million or 4 cents per share for the first nine months of 1999. Total revenues for the first nine months of 2000 were $395.5 million, a 72% increase from revenues of $230.3 million for the same 1999 period. Year-to-date operating income was $129.2 million, a 130% increase from $56.1 million for the first nine months of 1999.

Operational Outlook for Fourth Quarter

     The following fourth quarter estimates have been prepared based on current expectations for production, expenses, debt and other parameters resulting from activity planned under the Company's year 2000 capital budget. These statements are forward-looking, as described in the paragraph at the bottom of page 5 of this release, and actual results may differ materially. These statements do not reflect the potential impact of changes in derivative fair value, stock incentive compensation, acquisitions or divestitures that may be completed, nor unforeseen events that may occur after the date of this release.

Production

     Fourth quarter 2000 gas production is expected to continue to grow as a result of the Company's highly successful development program, including the Bossier Trend area of East Texas. Natural gas production is expected to average between 345 million cubic feet of gas per day (Mmcfd) and 348 Mmcfd for the quarter.

     Fourth quarter oil production should average between 12,500 and 13,000 Bbls per day. Natural gas liquids production for the quarter is expected to be at daily rates between 4,000 and 4,500 Bbls.

Pricing Differentials

     Based on current market conditions, fourth quarter natural gas differentials are expected to be $0.25 to $0.35 below the NYMEX Henry Hub index, before taking into consideration hedging activities. Natural gas hedging activities are fully described in the Company's Form 10-Q filing as of June 30, 2000

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Page 4 - Cross Timbers Oil Announces Record Cash Flow and Gas Production for
         Third Quarter

and have not changed materially. Crude oil prices should be about $2.00 below the average NYMEX West Texas Intermediate (WTI) price. Natural gas liquids prices are expected to approximate 60% of the average NYMEX WTI price.

Gas Gathering and Processing

     Gas gathering and processing revenue less related expenses is expected to approximate $500,000 for the fourth quarter.

Expenses

     The following table presents expected expenses per Mcf equivalent production for the fourth quarter:


     Production................................  $0.52 - $0.56
     Taxes, transportation and other...........   0.35 -  0.45
     Exploration...............................   0.01 -  0.05
     Depreciation, depletion and amortization..   0.78 -  0.82
     General and administrative................   0.15 -  0.19
     Interest..................................   0.48 -  0.52

Income Tax

     Cross Timbers may become a cash taxpayer during the fourth quarter. The Company expects 80% to 100% of its federal income taxes to be deferred during the fourth quarter.

Capital Structure

     Based upon current commodity market forward prices, debt at year-end 2000 is expected to be between $870 and $880 million.

Shares Outstanding

     Basic shares outstanding for the fourth quarter 2000 are expected to average about 71 million. Fully diluted shares outstanding are expected to average between 74 and 76 million.

                                     * * *
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Page 5 - Cross Timbers Oil Announces Record Cash Flow and Gas Production for
         Third Quarter

     Cross Timbers Oil Company is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Arkansas, Wyoming and Alaska.

Contact:  John M. O'Rear                Gary D. Simpson
          Vice President & Treasurer    Director of Investor Relations
          Cross Timbers Oil Company     Cross Timbers Oil Company
          817/870-2800                  817/870-2800

Conference Call and Investor Presentations

The Company's third quarter 2000 earnings and operational review conference call will be broadcast live via Internet webcast at 4:00 P.M. ET (3:00 P.M. CT) on Wednesday, October 25, 2000. The webcast can be accessed on the Company's website at www.crosstimbers.com.
           --------------------

Cross Timbers plans to participate in investor conferences. The Company will post a schedule of these conferences. Presentation materials will be posted to the website on the date of the conferences.

Statements made in this press release, including those relating to future production, pricing differentials, profits, operating costs and other expenses, income taxes, capital structure, shares outstanding, reserves, cash flow and development activities, are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of drilling equipment, changes in interest rates, higher than expected production costs and other expenses and the timing of receipts from the sale of oil and gas. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.



                                (table follows)

CROSS TIMBERS OIL COMPANY                                                    Three Months Ended           Nine Months Ended
(in thousands, except production, per share and per unit data)                  September 30,               September 30,
                                                                       -----------------------------  ---------------------------
(Unaudited)                                                                 2000             1999        2000             1999
                                                                        ----------        ----------  -----------      ----------
Consolidated Statements of Operations
----------------------------------------------------------------

REVENUES
 Oil and condensate.............................................        $ 34,946          $ 23,273      $ 93,163        $ 58,413
 Gas and natural gas liquids....................................         124,137            66,344       293,819         161,556
 Gas gathering, processing and marketing........................           2,031             1,763         7,263           4,791
 Other..........................................................           (595) (a)         3,946 (b)     1,250 (a)       5,531 (b)
                                                                        --------          --------      --------        --------
  Total Revenues................................................         160,519            95,326       395,495         230,291
                                                                        --------          --------      --------        --------

EXPENSES
 Production.....................................................          21,128            19,484        62,226          56,282
 Taxes, transportation and other................................          15,993             8,634        39,641          23,971
 Exploration (c)................................................              49               275           751             804
 Depreciation, depletion and amortization.......................          31,562            28,300        94,748          77,630
 Gas gathering and processing...................................           2,261             2,213         6,688           6,429
 General and administrative (d).................................          12,082             3,298        26,849           9,058
 Loss in derivative fair value (e)..............................           8,545                 -        35,369               -
                                                                        --------          --------      --------        --------
  Total Expenses................................................          91,620            62,204       266,272         174,174
                                                                        --------          --------      --------        --------

OPERATING INCOME................................................          68,899            33,122       129,223          56,117
                                                                        --------          --------      --------        --------
OTHER INCOME (EXPENSE)
 Gain on significant property divestitures......................               -               235 (f)    18,979          40,566 (f)
 Gain (loss) on investment in equity securities.................            (112) (g)        2,391 (h)    13,279          (8,939 (h)
 Interest expense, net..........................................         (20,593)          (16,440)      (60,255)        (45,223)
                                                                        --------          --------      --------        --------
  Total Other Income (Expense)..................................         (20,705)          (13,814)      (27,997)          4,282
                                                                        --------          --------      --------        --------

INCOME BEFORE INCOME TAX
 AND MINORITY INTEREST..........................................          48,194            19,308       101,226          60,399
                                                                        --------          --------      --------        --------

INCOME TAX
 Current........................................................               9                 8           300              (6)
 Deferred.......................................................          16,377             6,430        34,104          20,395
                                                                        --------          --------      --------        --------
  Total Income Tax Expense......................................          16,386             6,438        34,404          20,389
                                                                        --------          --------      --------        --------

MINORITY INTEREST IN
 NET (INCOME) LOSS OF CONSOLIDATED SUBSIDIARIES.................               -               645           (59)            645
                                                                        --------          --------      --------        --------

NET INCOME......................................................          31,808            13,515        66,763          40,655

 Preferred Stock Dividends......................................            (442)             (444)       (1,332)         (1,334)
                                                                        --------          --------      --------        --------

EARNINGS AVAILABLE TO COMMON STOCK..............................        $ 31,366          $ 13,071      $ 65,431        $ 39,321
                                                                        ========          ========      ========        ========
EARNINGS PER COMMON SHARE
 Basic..........................................................        $   0.45          $   0.18      $   0.93        $   0.57
                                                                        ========          ========      ========        ========
 Diluted........................................................        $   0.43          $   0.17      $   0.89        $   0.56
                                                                        ========          ========      ========        ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING......................          69,518            73,371        70,289          69,210
                                                                        ========          ========      ========        ========

Consolidated Statement of Cash Flows Data
-----------------------------------------

Cash Flow from Operations, before changes in operating
  assets and liabilities and exploration expense................        $ 94,029          $ 39,843      $207,439        $ 81,874
                                                                        ========          ========      ========        ========

Average Daily Production
----------------------------------------------------------------

 OIL (Bbls).....................................................          12,650            13,120        12,971          14,265
 GAS (Mcf)......................................................         342,005           288,636       336,439         272,930
 NATURAL GAS LIQUIDS (Bbls).....................................           4,608             3,730         4,399           3,378

Average Sales Prices
----------------------------------------------------------------

 OIL (per Bbl)..................................................        $  30.03          $  19.28      $  26.21        $  15.00
 GAS (per Mcf)..................................................        $   3.68          $   2.32      $   2.95        $   2.04
 NATURAL GAS LIQUIDS (per Bbl)..................................        $  19.63          $  13.64      $  18.50        $  10.49

                                  (continued)

Consolidated Balance Sheet Data             September 30, 2000  December 31, 1999
------------------------------------------  ------------------  -----------------
 Total Assets.............................       $1,494,411         $1,477,081
                                                 ==========         ==========
 Long-term Debt...........................       $  928,000         $  991,100
                                                 ==========         ==========
 Total Stockholders' Equity...............       $  318,925         $  277,817
                                                 ==========         ==========

______________________



(a) The three-month 2000 period includes a $500,000 loss on sale of property and the nine-month 2000 period includes a $2.1 million gain on sale of property.

(b) The three-month 1999 period includes a $4.7 million gain on sale of property and the nine-month 1999 period includes a $6.2 million gain on sale of property.

(c) Primarily includes geological and geophysical costs related to the Company's exploration program.

(d) Includes non-cash stock incentive compensation of $5.8 million in the three-month 2000 period and $10.2 million in the nine-month 2000 period. Stock incentive compensation was not significant in the 1999 periods.

(e) Reflects the non-cash change in fair value of derivative financial instruments not providing effective hedges.

(f) Reflects the gain from sale of Hugoton Royalty Trust in its initial public offering in April 1999 and pursuant to exercise of options under an employee benefit plan in July 1999.

(g) The three-month 2000 period includes a realized loss of $200,000 and a decrease in unrealized loss of $100,000. The nine-month 2000 period includes a realized loss of $26.8 million, a decrease in unrealized loss of $41.5 million and interest expense of $1.4 million related to these investments.

(h) The three-month 1999 period includes a decrease in unrealized loss of $3.3 million, realized gain of $500,000 and interest expense of $1.4 million related to these investments. The nine-month 1999 period includes a realized loss of $22.5 million, a decrease in unrealized loss of $35.9 million and interest expense of $4.5 million related to these investments.


                                      ###